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EXHIBIT 10.11

AGREEMENT

    This Agreement (this "Agreement") is entered into as of        , 2001 between Health Net, Inc., a Delaware corporation (the "Company"), on the one hand, and         ("Employee"), on the other hand.

    WHEREAS, the Company and Employee are parties to a Severance Payment Agreement dated ____________, _____ (the "Severance Agreement"); and

    WHEREAS, the Company has adopted certain amendments to the acceleration/change in control provisions ("Acceleration Provisions") of its 1991 Stock Option Plan (the "1991 Plan"), 1997 Stock Option Plan (the "1997 Plan") and 1998 Stock Option Plan (the "1998 Plan" and collectively with the 1991 Plan and 1997 Plan, the "Plans"); and

    WHEREAS, the Company desires that the Employee consent to the governance and application of the amended Acceleration Provisions of the Plans to the outstanding options of the Employee under the Plans; and

    WHEREAS, Employee is willing to consent to the governance and application of the amended Acceleration Provisions of the Plans to his/her outstanding options under the Plans in exchange for an amendment of the Severance Agreement to provide for a full tax gross-up of any severance payments for any excise taxes under Section 280G of the Internal Revenue Code (the "Code") applicable to the severance payments, as set forth in this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

    1.  Plans. Employee hereby consents, in accordance with Section 14 of the 1991 Plan, Section 6.2 of the 1997 Plan and Section 6.2 of the 1998 Plan, that the Plans, as amended by the amendments to the Acceleration Provisions of the Plans set forth in Appendix A attached hereto, shall govern and apply to all outstanding options of the Employee under the Plans, regardless of the date such options were granted. To the extent the option agreements for the outstanding options of Employee under the Plans state anything to the contrary, the parties agree that such option agreement(s) are hereby amended to be consistent with the foregoing sentence.

    2.  Severance Agreement. The parties agree that the Severance Agreement is hereby amended to delete Section 7 of the Severance Agreement in its entirety and to replace it with the following new Section 7:

    7.  Tax Consequences.

      7.1 Notwithstanding any other provisions of this Agreement, in the event that (i) any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (all such payments and distributions, including the severance payments and benefits provided for in Section 3 hereof (the "Severance Payments"), being hereinafter called "Total Payments") would be subject (in whole or part) to the excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax") and (ii) there are any excess parachute payments (within the meaning of section 280G(b) of the Code), in the aggregate, in respect of such Total Payments in excess of $50,000, then the Company shall pay to Employee an additional cash payment (the "Tax Gross-Up") so that after receipt of such Tax Gross-Up, the payment of any additional federal, state and local income taxes on such Tax Gross-Up amount and the payment of any Excise Taxes, the Employee shall receive such net amount of Total Payments equal to the amount that he/she would have received if no Excise Tax was due; provided, however that the Employee shall cooperate in good faith with the Company to minimize the amount of the Excise Tax that may become payable by taking any such action or making any such election as may be reasonably requested by the Company in respect of the Total Payments due to the Employee.

      7.2 Subject to the provisions of Section 7.3, all determinations required to be made under this Section 7, including whether and when a Tax Gross-Up is required and the amount of such Tax Gross-Up and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that, immediately prior to the Change of Control, was the Company's independent auditor (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that the Employee has received Total Payments, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Tax Gross-Up, as determined pursuant to this Section 7, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, then the Accounting Firm shall furnish to the Employee a written opinion that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of any uncertainty in the application of section 4999 of the Code at the time of the determination by the Accounting Firm hereunder, it is possible that Tax Gross-Up which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7.3 and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

      7.3 The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Tax Gross-Up. Such notification shall be given as soon as practicable but no later than 10 business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

        (1) give the Company any information reasonably requested by the Company relating to such claim,

        (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

        (3) cooperate with the Company in good faith in order effectively to contest such claim, and

        (4) permit the Company to participate in any proceedings relating to such claim;

  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Tax Gross-Up would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      7.4 If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 7.3, the Employee becomes entitled to receive, and receives, any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 7.3, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Tax Gross-Up required to be paid.

      7.5 At the time that payments are made under this Agreement, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from tax counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement)."

    3.  Full Force and Effect. Except as amended hereby, the terms and provisions of the Severance Agreement shall be unchanged and shall remain in full force and effect.

    4.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HEALTH NET, INC.
By:
Name: Title:
Employee:

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EXHIBIT 10.11
AGREEMENT